a:\nsar-77c.1198.doc

For the semi-annual period ended 8/30/98
File number 811-5468


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

An  Annual  Meeting of Shareholders  was  held  on
August 27, 1998.  At such meeting the shareholders
approved  the  selection  of  auditors   and   the
election of a director. Pursuant to Instruction 2 to this Sub-Item, information as to these matters has not been included in this Attachment.